EXHIBIT 10.3

May 17, 2005

Neal Goldberg

President

The Children’s Place

915 Secaucus Road

Secaucus, NJ 07094

Dear Neal:

This letter set forth the terms of our agreement modifying your Amended and Restated Employment Agreement dated January 22, 2004 (the “Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Agreement.

You acknowledge and agree that you have not been and shall not be granted any stock options pursuant to Section 4.05(ii) of the Agreement.  You also agree that any failure to grant such stock options shall not be deemed a breach of the Agreement, and you hereby waive any breach of such Section 4.05(ii) of the Agreement.

In consideration of the foregoing, the Company agrees that, on April 21, 2005, you were granted stock options to purchase 50,000 shares of Common Stock of the Company at an exercise price equal to the Fair Market Value (as that term is defined in the Company’s 1997 Stock Option Plan) of the Company’s common stock as of April 21, 2005 (the “Stock Option”) and pursuant to the vesting schedule set forth herein.

You shall vest in the Stock Option granted on April 21, 2005 in accordance with the following schedule: 10,000 shares on October 31, 2005, 10,000 shares on January 31, 2006, and 10,000 shares on each subsequent January 31st anniversary thereafter until fully vested; provided, however, that such vesting shall be subject to the provisions of Section 6.02 of the Agreement (except that the reference in such Section 6.02 to “the next anniversary date” shall be deemed, for purposes of the Stock Option, to be a reference to “the next vesting date”).

The Company further agrees to pay to you the sum of $130,000 within ten (10) days of May 12, 2005 and on each vesting date commencing January 31, 2006.  Receipt of each $130,000 payment described herein is conditioned on your continued employment on each such payment date.

With respect to Exhibit A, Section 2 of the Agreement, the parties agree that the amount of the Performance Bonus for each Bonus Period will be equal to a product equal to (a) Executive’s annual Base Salary, times (b) 60%, times (c) the Bonus Percentage.  The parties further agree that the term “Bonus Period” shall mean each fiscal year of the Employer.  The parties further agree that, with respect to the term “Bonus Percentage,” the reference to the “Board” shall be stricken and replaced with the “Compensation Committee.”

Except as modified by this letter, all other terms of the Agreement shall remain in full force and effect.

Please return the signed letter to my attention if the above accurately sets forth the terms of our agreement.

Sincerely,

/s/ Steven Balasiano

Steven Balasiano
Senior Vice President, General Counsel
and Chief Administrative Officer

Agreed and accepted on this

18th day of May, 2005

/s/ Neal Goldberg

Neal Goldberg
President